CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108995 and 333-51213 on Form S-8 of our report dated September 23, 2014 appearing in this Annual Report on Form 11-K of the Procter & Gamble Holding France SAS Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30th, 2014.

/s/ Deloitte & Associés
Deloitte & Associés

Neuilly-sur-Seine, France
September 24, 2014